Drill Targets at Red Cloud Mine and Exploration Upside at Magellan’s Arizona Silver Project

FOR IMMEDIATE RELEASE                     July 21, 2017

Reno, Nevada – Magellan Gold Corporation (OTCQB:  MAGE) (“Magellan” or “the Company”), a U.S. based mining and exploration enterprise focused on silver and gold, today outlined geophysical and geochemical techniques conducted around the Red Cloud Mine that have helped to delineate drill targets on its 100% owned flagship Silver District Project in southwest Arizona. Historical drilling on the project has identified 16.0 million ounces of silver contained in near-surface mineralization. The Company’s initial target objective in a drilling program will be 60 million ounces of silver.

“At the Red Cloud Mine, a ground magnetic survey has been successful in tracing a major north-northwest trending fault zone along strike for 2.0 kilometers”, said Pierce Carson, CEO. “Several locations along the Red Cloud fault where poorly exposed constitute prospective exploration targets.

“Geochemical ionic leach sampling at Red Cloud also has proved to be successful in locating buried mineralization,” Carson said, “and the geophysical and geochemical techniques together have enabled us to delineate high quality drill targets. We will continue to apply these techniques as we evaluate the entire district for drill targets in and around the multiple satellite deposits in our large land package.”

The Silver District Project encompasses three major epithermal vein structures having a collective strike length of eight miles. Historical drilling of 465 holes (62,866 ft) delineated silver and fluorspar deposits available for open pit mining, including 16.0 million ounces of silver (3,560,211 tons grading 4.46 oz/ton silver) and 328,450 tons of fluorspar (2,263,772 tons grading 14.5% CaF2). The mineralized system also includes substantial tonnages grading 17.0% barite (BaS04). Testwork has shown that fluorite and barite potentially would be recoverable as by-products of any silver mining operation.

Excellent potential exists to increase silver ounces through deeper drilling, as historical drilling was limited to only 130 ft vertical depth. Subject to funding, Magellan plans to conduct an extensive drilling program to test strike and depth extensions of the known vein deposits. The initial target potential will be 60 million ounces silver (1 million ounces gold equivalent). Following better definition of the total size of the resource, the Company intends to update previous metallurgical and engineering studies with the objective of advancing the Silver District Project toward development and production.

The Red Cloud Mine is one of two mines in the district that produced 1.56 million ounces of silver and 2.3 million pounds of lead during the ten-year period 1883-1893. Mineralization in the Red Cloud area is controlled by veins localized along fault structures. The vein targets, which in most places are poorly exposed, occur along a prospective fault zone passing through the Red Cloud Mine.  The zone and its possible continuation extends 1,000 meters to the north-northwest of the mine, and to the south-southeast continues for over 800 meters towards the Papago Prospect, where drilling in 2014 returned significant results.

In 2014 Magellan twinned an historical reverse circulation drill hole at Papago (RC hole S242P) with excellent comparative results. Magellan diamond core hole PA-01 intercepted 90 feet grading 6.05 opt Ag (including 10 feet of 17.06 opt Ag), which compared very favorably with the historic result of 90 feet grading 5.78 opt Ag (including 10 feet averaging 14.60 opt Ag). Magellan’s hole PA-01 also intersected significant and previously unreported zinc and lead values of 4.71% Zn and 1.56% Pb over 90 feet, including 10 feet averaging 8.35% Zn and 4.02% Pb.

Magellan’s district-scale property position covers the heart of the historic Silver District and includes all of the important historical producers, most of the old mines and prospects and all of the known exploration targets. The property consists of 87 unpatented lode mining claims, 23 unpatented mill site claims, 6 patented lode mining claims and an Arizona State Minerals Exploration Permit, totaling over 2,000 acres.

About Magellan Gold Corporation

Magellan Gold Corporation (OTCQB: MAGE) is a US public enterprise focused on the exploration and development of precious metals.  The Company has obtained an option to acquire the SDA flotation plant in the State of Nayarit, Mexico, and controls two precious metals exploration properties located in Arizona and in Peru.

The 100% owned Silver District Property in southwest Arizona comprises over 2,000 acres covering the heart of the historic Silver District.  The property contains a near-surface historical drilled resource of 16 million ounces of silver and exhibits exploration promise for significant expansion.  The Niñobamba Silver-Gold Property in central Peru, on which the Company has the right to earn a 50% interest, covers 9,027 acres and demonstrates potential for a large, bulk tonnage, silver-gold deposit.

To learn more about Magellan Gold Corporation, visit www.magellangoldcorp.com.

Cautionary Statement

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves. Currently we have not delineated “reserves” on any of our properties. We cannot be certain that any deposits at our properties will ever be confirmed or converted into SEC Industry Guide 7 compliant "reserves." Investors are cautioned not to assume that all or any part of any “resource” estimates will ever be confirmed or converted into reserves or that they can be economically or legally extracted.

Forward Looking Statements

This release contains “forward-looking statements.”  Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.  Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation’s periodic filings with the Securities and Exchange Commission.

Contacts:

Magellan Gold Corporation

Pierce Carson (505) 463-9223

John Power (707) 884-3766